Exhibit 99.1

Curtiss-Wright Reports Third Quarter 2017 Financial Results; Raises Full-Year Sales, Operating Income, Operating Margin, EPS and Free Cash Flow Guidance

CHARLOTTE, N.C.--(BUSINESS WIRE)--October 25, 2017--Curtiss-Wright Corporation (NYSE: CW) reports financial results for the third quarter and nine months ended September 30, 2017.

Third Quarter 2017 Highlights

  Diluted earnings per share (EPS) of $1.43, including $0.09 resulting from a lower tax rate, came in ahead of expectations and up 40% compared with the prior year;
  Net sales of $568 million, up 12%, including 8% organic growth, with higher sales in all end markets;
  Operating income of $97 million, up 26%;
  Operating margin of 17.0%, up 190 basis points;
  New orders of $517 million, up 3%;
  Backlog of $2.0 billion increased 5% from December 31, 2016; and
  Free cash flow of $90 million and free cash flow conversion of 140%, as defined in table below.

Full-Year 2017 Business Outlook

  Increasing sales guidance by $25 million to a new range of $2.21 to $2.25 billion, due to improved outlook in general industrial and defense markets;
  Increasing operating income guidance by $7 million to a new range of $328 to $336 million, driven by the higher sales outlook and improved profitability in the Power segment;
  Increasing operating margin guidance by 10 basis points to a new range of 14.8% to 14.9%;
  Increasing EPS guidance by $0.20 to a new range of $4.65 to $4.75, representing double-digit growth of 11% to 13%, due to strong operational performance as well as a lower tax rate; and
  Increasing free cash flow guidance by $10 million to a new range of $270 to $290 million.

“Our third quarter results exceeded our expectations driven by strong 12% top-line growth, 8% of which was organic, and improved profitability that generated a 17.0% operating margin and stronger than anticipated EPS of $1.43,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “We achieved higher sales and operating income growth in each of our segments, driving solid operating margin expansion, particularly in our Commercial/Industrial and Power segments. In addition, our results reflect solid profitability associated with the Teletronics Technology Corporation (TTC) acquisition in the Defense segment, as well as the incremental benefits of our ongoing margin improvement initiatives across the enterprise.”

“As a result of our strong third quarter performance, improved overall sales outlook and higher profitability associated with the AP1000 China Direct program, we are increasing our full-year 2017 guidance for sales, operating income, operating margin and EPS. In addition, as a result of higher net earnings and lower working capital, we are raising our full-year free cash flow guidance by $10 million to a new range of $270 to $290 million. We look forward to continuing to deliver solid profitability and free cash flow to enhance shareholder value.”

Third Quarter 2017 Operating Results from Continuing Operations

(In thousands)	3Q-2017	3Q-2016	Change
Sales	$567,901	$507,092	12%
Operating income	96,550	76,573	26%
Operating margin	17.0%	15.1%	190 bps

Sales

Sales of $568 million in the third quarter increased $61 million, or 12%, compared with the prior year, reflecting a $41 million, or 8%, increase in organic sales, an $18 million, or approximately 4%, contribution from acquisitions, and a $2 million benefit from favorable foreign currency translation.

Higher organic sales were principally driven by improved demand in the Commercial/Industrial segment and higher revenues in the Power segment. Higher Defense segment sales primarily reflect the contribution from our acquisition of TTC.

From an end market perspective, sales to the defense markets increased 13%, while sales to the commercial markets increased 11%, compared with the prior year. Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the third quarter was $97 million, an increase of $20 million, or 26%, compared with the prior year, due to strong performance in each of our segments. In the Commercial/Industrial segment, higher operating income was primarily driven by higher industrial revenues and the benefits of our margin improvement initiatives. In the Defense segment, our results primarily reflect solid profitability associated with the TTC acquisition. Finally, in the Power segment, our results reflect a strong improvement in operating income resulting from higher revenues and profitability on the AP1000 China Direct program and higher profitability in the aftermarket business.

Operating margin was 17.0%, an increase of 190 basis points over the prior year, reflecting higher revenues and the benefits of our ongoing margin improvement initiatives.

Non-segment Expense

Non-segment expenses decreased by $2 million compared with the prior year, primarily due to lower foreign currency transactional losses and lower pension expense.

Net Earnings

Third quarter net earnings increased 39% compared with the prior year, driven by higher operating income and lower taxes. The effective tax rate for the current quarter was 26.0%, a decrease from 31.0% in the prior year, principally driven by a discrete tax benefit for employee share-based payments and the reversal of certain valuation allowances.

Free Cash Flow

(In thousands)	3Q-2017	3Q-2016
Net cash provided by operating activities	$101,375	$110,581
Capital expenditures	(11,586)	(10,394)
Free cash flow	$89,789	$100,187

Free cash flow, defined as cash flow from operations less capital expenditures, was $90 million for the third quarter of 2017, a decrease of $10 million compared with the prior year. Net cash provided by operating activities decreased $9 million to $101 million, as higher cash earnings were more than offset by higher trade receivables on increased sales. Capital expenditures increased by $1 million to $12 million, primarily due to capital investments being made in each of our segments.

New Orders and Backlog

New orders of $517 million in the third quarter increased 3% compared to the prior year, due to increases in all three segments. Backlog of $2.0 billion increased 5% from December 31, 2016, primarily due to increases in the Commercial/Industrial and Defense segments.

Other Items – Share Repurchase

During the third quarter, the Company repurchased 126,880 shares of its common stock for approximately $12 million.

Full-Year 2017 Guidance

The Company is updating its full-year 2017 financial guidance as follows:

	Prior Guidance	Current Guidance
Total sales	$2.19 - $2.23 billion	$2.21 - $2.25 billion
Operating income	$321 - $329 million	$328 - $336 million
Operating margin	14.7% - 14.8%	14.8% - 14.9%
Interest expense	$41 - $42 million	No change
Tax rate	29.1%	27.8%
Diluted earnings per share	$4.45 - $4.55	$4.65 - $4.75
Diluted shares outstanding	44.9 million	44.8 million
Free cash flow	$260 - $280 million	$270 - $290 million

Notes:

  Full-year 2017 guidance includes the acquisition of TTC, which is expected to contribute $65 million in sales to the Defense segment and to be slightly accretive to operating income and earnings per share, including purchase accounting costs.
  Full-year 2017 tax rate guidance includes the impact of a discrete tax benefit of $5.4 million from the adoption of ASU 2016-09 Improvements to Employee Share-Based Payment Accounting, which results in a $0.12 increase to our EPS, a $0.03 increase from the first quarter.
  A more detailed breakdown of the Company’s 2017 guidance by segment and by market can be found in the accompanying schedules.

Third Quarter 2017 Segment Performance

Commercial/Industrial

(In thousands)	3Q-2017	3Q-2016	Change
Sales	$293,939	$275,649	7%
Operating income	46,774	39,067	20%
Operating margin	15.9%	14.2%	170 bps

Sales for the third quarter were $294 million, an increase of $18 million, or 7%, over the prior year. Organic sales increased $17 million, or 6%, while favorable foreign currency translation added $1 million, or 1%. Our results primarily reflect higher sales in the general industrial market, due to continued solid demand for industrial vehicle products and improved sales of severe-service valves to the energy markets. In addition, our results reflect an increase in the commercial aerospace market, primarily due to higher sensors and actuation systems sales on narrowbody airplanes and business jets. In the naval defense market, we experienced lower revenues on the Virginia-class submarine program, based on the timing of production.

Operating income in the third quarter was $47 million, an increase of $8 million, or 20%, compared with the prior year, while operating margin increased 170 basis points to 15.9%. The increase in operating income and margin primarily reflects higher sales and improved profitability for industrial vehicle products, sensors and controls products, and surface treatment services, including the benefits of our ongoing margin improvement initiatives.

Defense

(In thousands)	3Q-2017	3Q-2016	Change
Sales	$141,945	$113,949	25%
Operating income	33,636	28,822	17%
Operating margin	23.7%	25.3%	(160 bps)

Sales for the third quarter were $142 million, an increase of $28 million, or 25%, from the prior year. These results primarily reflect an $18 million contribution from the acquisition of TTC, while organic sales increased $10 million, or 8%, and favorable foreign currency translation added nearly $1 million, or 1%. In the aerospace defense market, our results reflect higher sales of data acquisition and flight test equipment from TTC, most notably on the F-35 Joint Strike Fighter program, as well as increased sales to unmanned aerial vehicle (UAV) programs. In the ground defense market, our results reflect higher sales of our turret drive stabilization systems for armored tanks to international customers.

Operating income in the third quarter was $34 million, an increase of $5 million, or 17%, compared with the prior year, while operating margin decreased 160 basis points to 23.7%. Excluding a $6 million, or 20%, benefit from the TTC acquisition, organic operating income was flat on higher sales, mainly due to an unfavorable shift in mix for our defense electronics products. Meanwhile, unfavorable foreign currency translation reduced current quarter operating income by approximately $1 million, or 3%.

Power

(In thousands)	3Q-2017	3Q-2016	Change
Sales	$132,017	$117,494	12%
Operating income	19,486	14,130	38%
Operating margin	14.8%	12.0%	280 bps

Sales for the third quarter were $132 million, an increase of $15 million, or 12%, from the prior year. In the naval defense market, our results reflect higher revenues on the Virginia-class submarine program, based on the timing of production, as well as the new Columbia class submarine program, supporting the ramp-up in development. In the power generation market, our results were primarily driven by higher revenues on the AP1000 China Direct program, as well as solid international aftermarket sales supporting currently operating nuclear reactors, partially offset by reduced domestic sales.

Operating income in the third quarter was $19 million, an increase of $5 million, or 38%, compared with the prior year, while operating margin increased 280 basis points to 14.8%. This performance reflects higher production and profitability on the AP1000 China Direct program, as well as improved profitability in the aftermarket business driven by higher sales and the benefits of our ongoing margin improvement initiatives.

Conference Call & Webcast Information

The Company will host a conference call to discuss third quarter 2017 financial results at 9:00 a.m. EDT on Thursday, October 26, 2017. A live webcast of the call and the accompanying financial presentation, as well as a replay of the call, will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2017	2016	$	%	2017	2016	$	%
Product sales	$468,073	$413,905	$54,168	13%	$1,351,076	$1,244,148	$106,928	9%
Service sales	99,828	93,187	6,641	7%	308,069	299,218	8,851	3%
Total net sales	567,901	507,092	60,809	12%	1,659,145	1,543,366	115,779	8%

Cost of product sales	292,215	261,488	30,727	12%	878,446	806,092	72,354	9%
Cost of service sales	64,903	61,128	3,775	6%	200,371	195,515	4,856	2%
Total cost of sales	357,118	322,616	34,502	11%	1,078,817	1,001,607	77,210	8%

Gross profit	210,783	184,476	26,307	14%	580,328	541,759	38,569	7%

Research and development expenses	14,575	14,071	504	4%	45,374	44,467	907	2%
Selling expenses	28,818	26,273	2,545	10%	86,331	85,025	1,306	2%
General and administrative expenses	70,840	67,559	3,281	5%	217,575	210,342	7,233	3%

Operating income	96,550	76,573	19,977	26%	231,048	201,925	29,123	14%

Interest expense	10,457	10,488	(31)	0%	31,584	30,694	890	3%
Other income, net	321	483	(162)	NM	823	818	5	NM

Earnings before income taxes	86,414	66,568	19,846	30%	200,287	172,049	28,238	16%
Provision for income taxes	(22,470)	(20,636)	(1,834)	9%	(53,146)	(53,335)	189	0%
Net earnings	$63,944	$45,932	$18,012	39%	$147,141	$118,714	$28,427	24%

Net earnings per share:
Basic earnings per share	$1.45	$1.04			$3.33	$2.67
Diluted earnings per share	$1.43	$1.02			$3.29	$2.63

Dividends per share	$0.15	$0.13			$0.41	$0.39

Weighted average shares outstanding:
Basic	44,137	44,323			44,196	44,457
Diluted	44,686	44,997			44,782	45,128

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	September 30,	December 31,	%
	2017	2016	Change
Assets
Current assets:
Cash and cash equivalents	$432,191	$553,848	(22%)
Receivables, net	515,966	463,062	11%
Inventories, net	397,270	366,974	8%
Other current assets	43,852	30,927	42%
Total current assets	1,389,279	1,414,811	(2%)
Property, plant, and equipment, net	387,699	388,903	0%
Goodwill	1,089,781	951,057	15%
Other intangible assets, net	338,957	271,461	25%
Other assets	15,508	11,549	34%
Total assets	$3,221,224	$3,037,781	6%

Liabilities
Current liabilities:
Current portion of long-term and short-term debt	$150,408	$150,668	0%
Accounts payable	150,751	177,911	(15%)
Accrued expenses	131,357	130,239	1%
Income taxes payable	9,988	18,274	(45%)
Deferred revenue	189,788	170,143	12%
Other current liabilities	36,946	28,027	32%
Total current liabilities	669,238	675,262	(1%)
Long-term debt	814,400	815,630	0%
Deferred tax liabilities, net	57,918	49,722	16%
Accrued pension and other postretirement benefit costs	101,827	107,151	(5%)
Long-term portion of environmental reserves	14,956	14,024	7%
Other liabilities	88,409	84,801	4%
Total liabilities	1,746,748	1,746,590	0%

Stockholders' equity
Common stock, $1 par value	49,187	49,187	0%
Additional paid in capital	123,573	129,483	(5%)
Retained earnings	1,883,185	1,754,907	7%
Accumulated other comprehensive loss	(217,488)	(291,756)	25%
Less: cost of treasury stock	(363,981)	(350,630)	(4%)
Total stockholders' equity	1,474,476	1,291,191	14%

Total liabilities and stockholders' equity	$3,221,224	$3,037,781	6%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
			%				%
	2017	2016	Change		2017	2016	Change
Sales:
Commercial/Industrial	$293,939	$275,649	7%		$864,360	$840,422	3%
Defense	141,945	113,949	25%		382,968	333,301	15%
Power	132,017	117,494	12%		411,817	369,643	11%

Total sales	$567,901	$507,092	12%		$1,659,145	$1,543,366	8%

Operating income (expense):
Commercial/Industrial	$46,774	$39,067	20%		$121,088	$108,076	12%
Defense	33,636	28,822	17%		65,978	64,276	3%
Power	19,486	14,130	38%		60,896	44,872	36%

Total segments	$99,896	$82,019	22%		$247,962	$217,224	14%
Corporate and other	(3,346)	(5,446)	39%		(16,914)	(15,299)	(11%)

Total operating income	$96,550	$76,573	26%		$231,048	$201,925	14%

Operating margins:
Commercial/Industrial	15.9%	14.2%	170	bps	14.0%	12.9%	110	bps
Defense	23.7%	25.3%	(160	bps)	17.2%	19.3%	(210	bps)
Power	14.8%	12.0%	280	bps	14.8%	12.1%	270	bps
Total Curtiss-Wright	17.0%	15.1%	190	bps	13.9%	13.1%	80	bps

Segment margins	17.6%	16.2%	140	bps	14.9%	14.1%	80	bps

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2017	2016	Change	2017	2016	Change
Defense markets:
Aerospace	$92,728	$78,324	18%	$247,656	$216,585	14%
Ground	27,804	19,601	42%	65,056	58,661	11%
Naval	102,616	99,719	3%	293,634	296,670	(1%)
Other	5,072	4,389	16%	18,077	8,023	125%
Total Defense	$228,220	$202,033	13%	$624,423	$579,939	8%

Commercial markets:
Aerospace	$105,284	$94,248	12%	$304,691	$298,939	2%
Power Generation	93,873	89,643	5%	314,197	285,144	10%
General Industrial	140,524	121,168	16%	415,834	379,344	10%
Total Commercial	$339,681	$305,059	11%	$1,034,722	$963,427	7%

Total Curtiss-Wright	$567,901	$507,092	12%	$1,659,145	$1,543,366	8%

Use of Non-GAAP Financial Information (Unaudited)

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating Income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	September 30,
	2017 vs. 2016
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	6%	20%	8%	0%	12%	38%	8%	20%
Acquisitions	0%	0%	16%	20%	0%	0%	4%	7%
Foreign Currency	1%	0%	1%	(3%)	0%	0%	0%	(1%)
Total	7%	20%	25%	17%	12%	38%	12%	26%

	Nine Months Ended
	September 30,
	2017 vs. 2016
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	4%	12%	3%	5%	11%	36%	5%	15%
Acquisitions	0%	0%	12%	(2%)	0%	0%	4%	(1%)
Foreign Currency	(1%)	0%	0%	0%	0%	0%	(1%)	0%
Total	3%	12%	15%	3%	11%	36%	8%	14%

Free Cash Flow and Free Cash Flow Conversion

The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net cash provided by operating activities	$101,375	$110,581	$162,307	$267,212
Capital expenditures	(11,586)	(10,394)	(34,874)	(26,127)
Free cash flow	$89,789	$100,187	$127,433	$241,085

Free Cash Flow Conversion	140%	218%	87%	203%

CURTISS-WRIGHT CORPORATION

2017 Guidance (from Continuing Operations)
As of October 25, 2017
($'s in millions, except per share data)

	2016 Reported	2017 Guidance (Including TTC)		2017 % Change vs 2016
		Low	High
Sales:
Commercial/Industrial	$1,119	$1,130	$1,150
Defense	467	540	550
Power	524	540	550
Total sales	$2,109	$2,210	$2,250	5 to 7%

Operating income:
Commercial/Industrial	$157	$162	$167
Defense	98	106	109
Power	76	82	84
Total segments	331	350	360
Corporate and other	(23)	(22)	(24)
Total operating income	$308	$328	$336	6 to 9%

Interest expense	$41	$41	$42
Earnings before income taxes	268	288	295
Provision for income taxes	(79)	(80)	(82)
Net earnings	$189	$208	$213

Reported diluted earnings per share	$4.20	$4.65	$4.75	11 to 13%
Diluted shares outstanding	45.0	44.8	44.8
Effective tax rate	29.3%	27.8%	27.8%

Operating margins:
Commercial/Industrial	14.0%	14.3%	14.5%
Defense	21.1%	19.6%	19.7%
Power	14.6%	15.2%	15.3%
Total operating margin	14.6%	14.8%	14.9%

Note: Full year amounts may not add due to rounding
(1) Full-year 2017 guidance includes the acquisition of TTC, which is expected to contribute $65 million in sales to the Defense segment and to be slightly accretive to operating income and earnings per share, including purchase accounting costs.
(2) Full-year 2017 tax rate guidance includes the impact of a discrete tax benefit of $5.4 million from the adoption of ASU 2016-09 Improvements to Employee Share-Based Payment Accounting, which results in a $0.12 increase to our EPS, a $0.03 increase from the first quarter.

CURTISS-WRIGHT CORPORATION
2017 Sales Growth Guidance by End Market (from Continuing Operations)
As of October 25, 2017

	2017 % Change vs 2016 (Prior)	2017 % Change vs 2016 (Current)

Defense Markets
Aerospace	23 - 25%	23 - 25%
Ground	Flat	4 - 6%
Navy	(1 - 3%)	(0 - 2%)
Total Defense	7 to 9%	8 to 10%
(Including Other Defense)

Commercial Markets
Commercial Aerospace	Flat	0 - 2%
Power Generation	3 - 5%	3 - 5%
General Industrial	2 - 4%	5 - 7%
Total Commercial	1 to 3%	3 to 5%

Total Curtiss-Wright Sales	4 to 6%	5 to 7%

Note: Full year amounts may not add due to rounding
Full-year 2017 guidance includes the acquisition of TTC, which is expected to contribute $65 million in sales, primarily to the aerospace defense market and to a lesser extent to the commercial aerospace market.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Curtiss-Wright Corporation
Jim Ryan, 704-869-4621
Jim.Ryan@curtisswright.com